UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                Commission File Number 333-67884


                             Global Pharmatech, Inc.
             (Exact name of registrant as specified in its charter)

        509 Maoxiang Street, High-Technology Industrial Development Zone,
               Changchun, Jilin, People's Republic of China 130012
                             Tel: +86-431-85541826
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $0.0001
            (Title of each class of securities covered by this form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains.)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend this duty to file reports:

           Rule 12g-4(a)(1)(i)  [X]          Rule 12g-3(b)(1)(i)  [ ]
           Rule 12g-4(a)(1)(ii) | |          Rule 12g-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(2)(i)  [ ]          Rule 12g-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(ii) [ ]          Rule 12g-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:
278

Pursuant to the requirements of the Securities Exchange Act of 1934 Joning Corp. has caused this certification /notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 11, 2008                     By: /s/ Zhuojun Li
                                                --------------------------------
                                                Zhuojun Li, Secretary